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FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

    (Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Lillian Trust
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    (Last)                            (First)              (Middle)
     c/o Unsworth & Associates
     Herengracht 483

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                                      (Street)
     1017 BT, Amsterdam, The Netherlands
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    (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     7/31/00
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Balanced Care Corporation (BAL)
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5.   Relationship of Reporting Person(s) to Issuer
                (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

Vice President of Finance and Strategic Planning
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing
     (Check applicable line)
     [ ]  Form Filed by One Reporting Person
     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                           17,040,000                        1                   (1)
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

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Reminder:Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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

(1) These shares are owned directly by IPC Advisors S.A.R.L. These shares may be deemed to be owned indirectly by LXB Investments Limited as the sole shareholder of IPC Advisors S.A.R.L., by the Lillian Trust, as the sole shareholder of LXB Investments Limited, and by The Monument Trust Company Limited, as the trustee of the Lillian Trust


             The Monument Trust Company Limited,
                 as Trustee of the Lillian Trust


              By: /s/ G.R. Le Page
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              **Signature of Reporting Person                 7/31/00
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                                                                Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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